Exhibit 5.1

GREENBERG TRAURIG, LLP

18565 Jamboree Road, Suite 500

Irvine, California 92612

October 14, 2026

Actuate Therapeutics, Inc.

1751 River Run, Suite 400

Fort Worth, Texas 76107

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Actuate Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of (i) up to 74,750,000 shares (the “Common Shares”) of the Company’s common stock (“Common Stock”); (ii) a warrant to purchase up to 2,616,250 shares of Common Stock to be issued to the underwriter (the “Underwriter’s Warrant”); and (iii) up to 2,616,250 shares of Common Stock underlying the Underwriter’s Warrant (the “Underlying Shares”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, forms of the Sixth Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws of the Company currently in effect at the close of the offering, the Underwriter’s Warrant, and the corporate action of the Company that provides for the issuance of the Common Shares and execution of the Underwriter’s Warrant, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have not independently verified the matters set forth in such certificates.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware, the laws of the State of New York and the federal laws of the United States of America.

Based upon and subject to the foregoing, it is our opinion that the Common Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

Based upon and subject to the foregoing, it is our opinion that the Underwriter’s Warrant has been duly authorized for issuance by the Company and, when issued in conformity with and pursuant to the Registration Statement, will be validly issued, fully paid and non-assessable.

Based upon and subject to the foregoing, it is our opinion that the Underlying Shares have been duly authorized for issuance by the Company and, upon exercise and payment of the exercise price therefor in accordance with the terms of the Underwriter’s Warrant, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus made part of the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any responsibility to advise you of any changes in the facts stated or assumed herein or any changes in applicable law.

Very truly yours, /s/ GREENBERG TRAURIG, LLP